Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No.1 to Shell Company Report of MultiMetaVerse Holdings Limited (f/k/a Model Performance Acquisition Corp.) (the “Company”) on Form 20-F of our report dated April 28, 2023, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from January 8, 2021 (inception) through December 31, 2021 which report is included in this Amendment No.1 to Shell Company Report.../s/ Marcum LLPMarcum LLP Houston, Texas April 28, 2023

/s/ Marcum LLP

Marcum LLP

Houston, Texas

April 28, 2023